Exhibit (a)(5)(C)

PINNACLE FOODS COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF BOULDER BRANDS

PARSIPPANY, NJ —December 9, 2015—Pinnacle Foods Inc. (NYSE: PF) (“Pinnacle”) announced today that it has commenced a tender offer through a wholly owned subsidiary to purchase all outstanding shares of Boulder Brands, Inc. (NASDAQ: BDBD) (“Boulder”) for $11.00 per share in cash. The tender offer is being made pursuant to the Merger Agreement entered into and announced by Pinnacle and Boulder on November 24, 2015.

Unless extended, the tender offer will expire at 12:00 midnight, New York City time, on January 7, 2016. The completion of the tender offer is subject to the tender of at least a majority of Boulder’s outstanding shares of common stock (on a fully diluted basis) and other customary closing conditions, including receipt of regulatory clearance.

As promptly as practicable following the completion of the tender offer, Pinnacle will acquire all remaining Boulder shares through a merger of one of its wholly owned subsidiaries into Boulder at the tender offer price.

Pinnacle will file today with the U.S. Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO which sets forth in detail the terms of the tender offer. Additionally, Boulder will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the unanimous recommendation of Boulder’s board of directors that Boulder stockholders accept the tender offer and tender their Boulder shares.

The information agent for the tender offer is D.F. King & Co., Inc. (the “Information Agent”). Boulder stockholders who need additional copies of the Offer to Purchase, Letter of Transmittal or related materials or who have questions regarding the tender offer should contact the Information Agent toll free at (800) 499-8159.

American Stock Transfer & Trust Company, LLC is acting as depositary for the tender offer. Perella Weinberg Partners LP is acting as dealer manager for the tender offer and Cravath, Swaine & Moore LLP is acting as legal counsel to Pinnacle.

About Pinnacle Foods Inc.

In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine’s 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,500 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 14 major categories in which they compete. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie’s®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp’s® and Mrs. Paul’s® frozen prepared seafood, Hungry-Man® frozen dinners and entrees, Aunt Jemima® frozen breakfasts, Lender’s® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth’s® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Specialty Foods segment manages Tim’s Cascade Snacks®, Hawaiian® kettle style potato chips, Erin’s® popcorn, Snyder of Berlin® and Husman’s® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

About Boulder Brands, Inc.

Boulder Brands, Inc. is committed to offering food solutions that give consumers opportunities to improve their lives—one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

NOTICE TO INVESTORS

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Boulder’s common stock. Pinnacle intends to file with the SEC a tender offer statement on Schedule TO regarding the tender offer described herein, and Boulder intends to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding such tender offer. Boulder’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about such tender offer that Boulder’s stockholders should consider prior to making any decisions with respect to such tender offer. Once filed, stockholders of Boulder will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov or by directing a request to the Information Agent at (800) 499-8159.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements relating to the company’s tender offer for Boulder. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “will,” and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2014 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

Pinnacle Foods Financial Contact

Maria Sceppaguercio

Senior Vice President, Investor Relations

(973) 541-8629

Pinnacle Foods Media Contact

Chris DeVault

Manager, External Communications

(973) 541-8620; mediainquiries@pinnaclefoods.com

Information Agent for the Offer

D.F. King & Co., Inc.

(800) 499-8159